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                                                                   Exhibit 99.4

FOR IMMEDIATE RELEASE


             PENNSYLVANIA-BASED CONSORTIUM LED BY ADELPHIA BUSINESS
           SOLUTIONS SELECTED AS NEW TELECOMMUNICATIONS PROVIDER FOR
                        THE COMMONWEALTH OF PENNSYLVANIA
      Unique plan to extend the reach of telecommunications technology and competition throughout PA featured.

MECHANICSBURG, PA (March 15, 2000) -- In the most comprehensive telecommunications services contract award in state history, a consortium named "The PA-Team" led by Adelphia Business Solutions (NASDAQ: ABIZ) was selected today by the Commonwealth of Pennsylvania for the winning proposal to build advanced information technology infrastructure and to provide for state government state-of-the-art voice, video, Internet, and data telecommunications services. Contract negotiations will begin immediately.

In the new partnership with the Commonwealth, Adelphia Business Solutions is leading a consortium of 16 deep rooted Pennsylvania companies that will provide state-of-the-art high bandwidth voice, data, Internet and video networking services to state government facilities including state agencies and the State System of Higher Education.

"We are extremely pleased with the selection of the Adelphia Business Solutions led consortium as the provider of telecommunications services for the Commonwealth," stated John Rigas, Chairman of Adelphia Business Solutions and its parent company Adelphia Communications Corporation. "We thank Governor Ridge and his team of professionals for their confidence in our ability to deliver state-of-the-art telecommunications services throughout the Commonwealth, and we will work diligently to meet and exceed their service expectations. We believe this decision is further evidence of the Governor's deep commitment to local Pennsylvania businesses and to creating the most advanced telecommunications infrastructure possible to foster new business development here in Pennsylvania." Mr. Rigas also commented, "I am also very proud of the efforts of our employees. This contract is a testament to the accomplishments of all Adelphia Business Solutions and Adelphia Communications employees in their efforts to create a world-class communications leader. It is with a great deal of humility and anticipation that we enter into this historic partnership with the Commonwealth."

Key components of the Adelphia Business Solutions-led team's winning proposal include:

     - Investment in a new, cost-effective broadband fiber optic infrastructure throughout Pennsylvania;
     - Extending competition to areas of Pennsylvania currently served by only one facilities-based provider;
     - Implementation of a comprehensive Web-based platform to provide a unified interface between electronic customers and suppliers to accommodate all service ordering, service maintenance, trouble reporting and billing activities;
     - Providing an advanced, high capacity economical proposal for the State System of Higher Education including connectivity to the national research network, Internet 2;
     -   Simplified pricing structure;

In commenting on the Commonwealth's decision, James Rigas, CEO, Adelphia Business Solutions stated, "The Adelphia-led team pledged to be the catalyst for change that engineers the most comprehensive telecommunications and technology advances in the Commonwealth's history. We thank the Commonwealth for allowing us to participate in this opportunity and believe this represents a true turning point for telecommunications services in Pennsylvania." Mr. Rigas further commented, "This contract award also represents the most comprehensive affirmation to date of Adelphia Business Solutions' ability to meet the complex data and voice requirements of communications intensive customers. We are truly honored to have been selected to work in partnership with the Commonwealth on this critical initiative."

In selecting the Adelphia Business Solutions-led team, the Commonwealth displayed the confidence to invest in a Pennsylvania business team and Pennsylvania workforce, further strengthening the Pennsylvania business base. The members of the Adelphia Business Solutions-led team, which draw on key Pennsylvania business talent, are rooted in the Keystone State with a significant presence or headquarters. Adelphia Business Solutions, headquartered in Coudersport, Pennsylvania is the prime contractor for the consortium. An estimated 25,000 employees are represented by the consortium.

Members of the consortium are: Electronic Data Systems (EDS), Marconi Communications (formerly FORE Systems), Qwest Communications, Lucent Technologies, Verio Inc., Telesoft, Diversified Data Systems, Allegheny Energy, Exelon (A PECO Energy Company), Suburban Cable, Susquehanna Communications, CitX, Development Dimensions International, Barbara Black Training, and Innovative Business Concepts.

"This pioneering telecommunications contract with the consortium led by Adelphia Business Solutions will bring tremendous benefits to the Commonwealth by delivering advanced technology at a lower cost than we are currently paying,"
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said Secretary of Administration Thomas G. Paese. "The Adelphia Business
Solutions-led team is the best partner for the Commonwealth in this significant endeavor to expand high-tech telecommunications services throughout the state. Adelphia Business Solutions offers an impressive technological design, the most competitively priced service and the most comprehensive solution overall. We are pleased to begin a long and productive relationship with our new telecommunications partners of the Adelphia Business Solutions team."

In addition to successfully meeting the requirements to provide voice, video, Internet, and data telecommunications services for the Commonwealth of Pennsylvania, the Adelphia Business Solutions-led team proposed a unique and progressive business plan. The plan extends the reach of state-based telecommunications infrastructure to an extensive network of communities throughout the state, with an emphasis on under-served rural and urban communities. The plan leverages off of Adelphia Business Solutions' existing significant fiber optic network presence in the Commonwealth of Pennsylvania and adds strategic value to the emerging partnership between the Adelphia Business Solutions-led consortium and the Commonwealth.

The framework for additional infrastructure expansion beyond the state requirements, as designed by the Adelphia Business Solutions team, includes the development of a Keystone Network Partnership. Termed Key-Net, the plan calls for coordination with the industrial, educational, community and government sectors to extend state-of-the-art communications capabilities. In addition, the Key-Net partnership will use the new system to achieve the following:

     -   Retain, expand and attract technology businesses in Pennsylvania;
     - Support entrepreneurs in starting new technology businesses in Pennsylvania;
     - Facilitate more partnerships with the public and private sectors; - Promote the transition of abandoned or downsized defense locations to commercial use as Smart Parks;
     - Promote local community efforts to create a vibrant, technology-driven community; and,
     - Promote transition to the new, state-of-the-art communication capabilities.

John Rigas noted the innovative, technology-driven climate the Ridge Administration has built as a key foundation for the telecommunications initiatives outlined in the proposal. Ridge Administration initiatives such as the PA PowerPort, the Pittsburgh Digital Greenhouse and the Lightening Manufacturing Project demand the most advanced, reliable telecommunications infrastructure available.

Adelphia Communications Corporation (NASDAQ: ADLAC), the parent company to Adelphia Business Solutions, is the sixth largest cable television company in the country with headquarters in Coudersport, Pennsylvania. Adelphia Business Solutions is a majority owned subsidiary of Adelphia Communications Corporation that provides integrated communications services to business customers through its state-of-the-art fiber optic communications network. By the end of 2001, the Company expects to serve 200 markets throughout the United States including substantially all major Tier I and Tier II cities, through the interconnection of these markets, creating a single nationwide fiber optic network, which, combined with an estimated 15,000 local fiber route miles, will support the Company's full line of communication service offerings, including local and long distance voice services, messaging, high-speed data and internet services. For more information on Adelphia Business Solutions, visit the Company's web site at http://www.adelphia-abs.com. For more information on other members of the consortium, please visit their web sites at:

EDS - http://www.eds.com
Marconi Communications (formerly FORE Systems) - http://www.marconi.com Qwest Communications - http://www.qwest.com
Lucent Technologies - http://www.lucent.com
Verio Inc. - http://www.verio.com
Telesoft - http://www.telesoft.com
Diversified Data Systems - http://www.dds1978.com
Allegheny Energy - http://www.alleghenyenergy.com
Exelon (A PECO Energy Company) - http://www.peco.com
Suburban Cable - http://www.suburbancable.com
Susquehanna Communications - http:/www.suscom.net
Development Dimensions International - http://www.ddiworld.com

Adelphia Business Solutions Contact Information:

Media: Lynn Lawson, 717-236-5759   Investor Relations: Ed Babcock, 814-274-6434

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